Exhibit 10.2

Richard J. Kurtz

Nine Duck Pond Road

Alpine, New Jersey 07632

November 14, 2014

Lapolla Industries, Inc.

15402 Vantage Parkway East

Suite 322

Houston, Texas 77032

Re: Bank of America Financial Substitution Commitment

Gentlemen:

This is in response to your request that I provide an assurance as to funding to: (1) pay off the amount outstanding under the revolver loan (“Revolver Loan”) pursuant to that certain Loan and Security Agreement, as amended, between Bank of America, N.A. (“Bank”) and Lapolla Industries, Inc. (the “Company”), which matures on February 15, 2015 (“Loan Agreement”); and (2) make available working capital of up to $1.5 Million for the Company’s ongoing operations from the date hereof and on or after the maturity date of the Loan Agreement (“Financial Substitution Commitment”).

I hereby confirm that, upon the request of Management, I so commit to provide funding for the Financial Substitution Commitment.

This commitment will either be satisfied from personal funds, or, I will cause the funds to be otherwise provided by an appropriate lending or other institution. If such funding is required to be made personally by me, such funding will take the form of a loan bearing 8% interest per annum, which matures June 10, 2017. If such funding is otherwise provided by an appropriate lending or other institution, such funding will take the form as determined by such lending or other institution and approved by the Board of Directors of the Company  and mature June 10, 2017.

I have been further advised and understand that the aforesaid commitment and obligation shall be superseded and become null and void in the event and to the extent that the Company is independently funded by a third party source, either privately or institutionally: (1) at or before the time the Financial Substitution Commitment is due and the Revolver Loan is repaid and Loan Agreement obligation is fully satisfied; and (2) working capital of $1.5 Million for the Company’s ongoing operations is obtained from the date hereof and on or after the maturity date of the Loan Agreement.

In the event that I, or the lending institution utilized by me, loan funds for payment of the above Financial Substitution Commitment, and the Company thereafter raises funds through any other available independent means, at my option and sole discretion, such funds shall be first utilized to repay loans made to satisfy the Financial Substitution Commitment.

Very truly yours,

/s/ Richard J. Kurtz

Richard J. Kurtz